Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

FIGX Capital Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-half of one redeemable warrant(2)	Rule 457(a)	15,065,000	$10.00	$150,650,000	$153.10 per $1,000,000	$23,064.52
	Equity	Class A ordinary shares included as part of the units(3)	Rule 457(g)	15,065,000	—	—	$153.10 per $1,000,000		(4)
	Equity	Redeemable warrants included as part of the units(3)	Rule 457(g)	7,532,500	—	—	$153.10 per $1,000,000		(4)
	Equity	Class A ordinary shares underlying redeemable warrants included as part of the units(3)	Rule 457(g)	7,532,500	$11.50	$86,623,750	$153.10 per $1,000,000	$13,262.10
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$237,273,750
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$36,326.61

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).

(2)	Includes 1,965,000 units, consisting of 1,965,000 Class A ordinary shares and 982,500 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	No fee pursuant to Rule 457(g).